Exhibit 99.1

For Immediate Release
Press Release
Company Contact:
Robert Dixon
GraphOn Corporation
1.800.GRAPHON
bob.dixon@graphon.com

GraphOn Midyear Strategic Update Podcast
Discusses Company Outlook and New Product Direction

CAMPBELL, CA, USA – June 13, 2012 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, today announced that a new midyear strategic update podcast has been posted on the company’s website.

In the podcast, GraphOn Interim Chief Executive Officer Eldad Eilam discusses the company’s strategic direction and new product initiatives. In addition, Mr. Eilam discusses recent management changes, headquarters relocation, intellectual property, recent and new patent filings, and other areas of interest to the company’s investors.

The podcast is available at www.graphon.com/about-graphon/investors.

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that let customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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